Exhibit 99.1

A Message to Warner-Lambert Shareholders:

Superior Partner, Superior Offer

Yesterday
Pfizer has a far superior record of building value vs. American Home Products, with a total return this decade of 1297%	Total returns during the 1990s* [BAR GRAPH] 1297% 382% Pfizer AHP

Today
Pfizer's offer represents a premium of 20% or $14 per share - $12 billion in additional value to you - compared to the AHP transaction**	20% Premium To The AHP Deal - $14 Per Share

Tommorow
Pfizer/Warner-Lambert will be the strongest, fastest-growing pharmaceutical company in the world	$28 billion in combined revenues $4 billion in annual R&D Broad and deep product portfolio with at least 15 products over $500 million in sales	Strong presence in all major therapeutic and geographic markets Projected annual EPS growth of 24%, 1999 to 2002

Your Board should give you the opportunity to take advantage of the offer that creates superior value, both now and in the future.

[PFIZER LOGO]
*Data from Bloomberg. Total returns from January 1, 1990 to December 13, 1999 with reinvestment of dividends **Based on December 13 closing prices